Exhibit 10.4

UNIMPROVED COMMERCIAL PROPERTY EARNEST MONEY CONTRACT

1.	PARTIES: Subject to the further terms and conditions hereof, Vision Park Joint Venture (“Seller”) agrees to sell and convey to Dynacq International, Inc., a Nevada Corporation (“Buyer”) and Buyer agrees to buy from Seller the property described below.

2.	PROPERTY: The land (the “Land”) situated in Montgomery County, Texas, being 6.00 acres more or less, as described on attached Exhibit “A”, together with all rights, privileges and appurtenances pertaining thereto, including but not limited to all of Seller’s right, title, and interest in any minerals, utilities, adjacent streets, alleys, strips, gores, and right-of-ways. All property sold, granted or transferred by this contract (this “Contract”) is called the “Property”.

The property shall be subject, however, to the Permitted Exceptions (hereinafter defined), which shall include but not be limited to the City of Shenandoah Development Requirements, Vision Park developments (Vision Park PDD) and $0.50 per square foot charge (approximately 261,360 X 0.50 = $130,680.00) for Vision Park Boulevard landscape and irrigation as required by Vision Real Estate & Development, Inc. (“Irrigation Charge”) which sum shall be paid by Buyer at the time of Closing (hereinafter defined).

3.	CONTRACT PURCHASE PRICE: The purchase price for the Property shall be the product of $9.50 per square foot times the total number of net square feet, as hereinafter defined in paragraph 22, contained in the Land. The Purchase Price shall be payable in cash, cashier’s check, federal wire transfer funds, or other immediately available funds at the Closing, subject to any adjustments and credits provided in this Agreement. If there are any mortgages or other liens affecting the Property, the Seller shall pay off and obtain recordable releases and terminations of all such mortgages and liens, whether the Purchases Price is sufficient to pay off such mortgages and other liens, and Seller shall be responsible for any prepayment premiums, documents preparations fees, any fees to record any releases or terminations, and other fees charged by mortgages in connection with this transaction.

4.	FINANCING: N/A

5.	EARNEST MONEY: Buyer shall deposit the sum of Fifty Thousand and No/100 Dollars ($50,000.00) as Earnest Money (herein so called) with Charter Title Company at 4265 San Felipe, Suite 350, Houston, Texas 77027, as Escrow Agent (herein so called), within seven (7) days after execution of this Contract by both parties. The Earnest Money shall be placed in and interest-bearing account by the Escrow Agent, and any interest thereon shall be part of the Earnest Money. If Buyer fails to deposit the Earnest Money, as required by this Contract, or by any addendum, Seller may terminate this Contract, as its sole remedy, by providing written notice to Buyer.

The date of deposit with the Escrow Agent of this fully signed Contract and the Earnest money shall be the Effective Date of this Contract. At the closing, the Earnest money together with all interest earned thereon, shall be applied and credited to the Purchase Price, but otherwise the Earnest Money and interest to be earned thereon shall be held and disbursed by the Escrow Agent in strict accordance with the terms of this Contract.

6.	TITLE: Seller shall furnish to Buyer:

A.	At Seller’s expense, an Owner’s Policy of Title Insurance (the “Title Policy”) issued by Charter Title Company (the “Title Company”) and in the amount of the Purchase Price and dated at Closing, insuring Buyer’s fee simple title to the Property to be good and indefeasible subject only to standard preprinted exceptions and the Permitted Exceptions; provided, however:

(1) the exception as to the area and boundaries shall be deleted except for “any shortages in area”; and if deleted, the cost of such deletion shall be an expense of Buyer.

(2) the exception as to taxes shall be limited to taxes for the current year not yet due and payable and subsequent years, and subsequent assessments for prior years due to changes in land usage to ownership.

(3) Any exceptions as to parties or tenants in possession shall be deleted at Seller’s expense.

B.	Abstracts of Title: None Required

7.

PROPERTY CONDITION: EXCEPT AS OTHER WISE EXPRESSLY SET FORTH IN THIS CONTRACT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES, DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OF FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABIT ABILITY, MERCHANT ABILITY, MARKET ABILITY, PROFIT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF

ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OR REPAIR OF LACK OF REPAIR OF ANY PORTION, COMPONENT OR ASPECT OF THE PROPERTY, OR (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL REQUIREMENTS, PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, OR ORDERS INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS. BUYER ACKNOWLEDGES AND AGREES HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND EXCEPT AS OTHERWISE SET FORTH HEREIN, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND ACCEPTS THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FORM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OF COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS WHERE IS” BASIS WITH ALL FAULTS. This Paragraph 7 shall appear in substantially the same form in the deed.

8.	BROKER’S FEE: Buyer and Seller represent that they have not engaged any agent or broker incident to the sale of the Property. In the event any claim or demand is made by any real estate agent or other person claiming by, through or under Buyer or Seller, each shall indemnify and hold the other harmless from and against any claim or demand and all expenses related thereto, including without limitations, court costs and attorneys’ fees.

9.

CLOSING: The closing of the sale (the “Closing”) shall be at the office of the Escrow Agent at 4265 San Felipe, Suite 350, Houston, Texas 77027 on the one hundredth (100th) day following the Effective Date of this Contract (the “Closing Date”) at 10:00 A.M., unless the Seller and Buyer mutually agree in writing to another date or time or unless this Contract is sooner terminated in accordance with its provisions. If either part fails to close by the Closing Date, the non-defaulting party may exercise the remedies in Paragraph 15 of this Contact.

At Closing, Seller will execute and deliver to Buyer, at Seller’s expense, a special warranty deed. The deed must include a vendor’s lien if any part of the Purchase Price is financed. The deed must convey good an indefeasible title to the Property and show no exceptions other than the Permitted Exceptions.

At Closing, Seller, at Seller’s expense, will also execute and/or deliver:

(1)	tax statements showing no delinquent taxes on the Property;

(2)	to the extent assignable, an assignment to Buyer, without warranty, of any licenses and permits related to the Property;

(3)	evidence that the person executing this Contract and the closing documents is legally capable and authorized to bind Seller;

(4)	any notices, statements, certificates, or other documents reasonably required by this Contract or law necessary to convey the Property;

(5)	an Affidavit stating that Seller is not a “foreign person” as that term is used and defined in the Internal Revenue Code, Section 1445, as the same may be amended; and

(6)	The Title Policy.

At Closing, Buyer will:

(1)	pay the Purchase Price and the Irrigation Charge (less a credit for the Earnest Money and interest earned thereon);

(2)	deliver evidence that the person executing this Contract is legally capable and authorized to bind Buyer; and

(3)	execute and deliver any notices, statements, certificates, or other documents reasonably required by this Contract or law necessary to close the sale.

All closing documents shall be subject to review and approval by Buyer, Seller and their attorneys.

10.	POSSESSIONS: Possession of the property shall be delivered to Buyer at Closing and upon payment of the Purchase Price as set forth in Section 3.

11.	SPECIAL PROVISIONS:

A.	EASEMENTS:

Road Right of Way to adjacent acreage south of “the Land” along western property line, details to be agreed to by both parties prior to closing.

12.	SALE EXPENSES TO BE PAID IN CASH AT OR PRIOR TO CLOSING:

A.	SELLER’S EXPENSES: Cost of releasing liens and recording releases; tax statements; 1/2 of any escrow fee; preparation of deed; other expenses stipulated to be paid by Seller under other provisions of this Contract.

B.	BUYER’S EXPENSES: Application, origination, processing, commitment and loan discount fees; private mortgage insurance premiums; expenses incident to new loan(s) (e.q., preparation of any note, deed of trust and other a loan documents, recording fees, copies of restriction and easements, Mortgagee Title Policies, credit reports, photos) if applicable; 1/2 of any escrow fee; expenses stipulated to be paid by Buyer under other provisions of this Contract.

C.	Each party shall pay its own attorney’s fees.

D.	Except as otherwise set out in this Contract, all other expenses shall be paid as is customary in Montgomery County, Texas.

13.	PRORATIONS AND ROLLBACKS TAXES:

A.	Assessments (except as otherwise set out in this Contract), current taxes, and any rents and maintenance fees shall be prorated through the date of Closing. If ad valorem taxes for the year in which the sale is closed are not available on the Closing Date, proration of taxes shall be made on the basis of taxes assessed for the previous year and any necessary cash adjustments of such proration shall be made between Seller and Buyer after Closing when actual tax amounts are available. This provision shall survive Closing.

B.	If this sale of Buyer’s of the Property after Closing result in the assessment of additional taxes, penalties or interest for periods prior to Closing, such additional taxes, penalties or interest shall be the obligation of Buyer. If Seller’s change in use of the Property prior to Closing or denial of a special use valuation on the Property claimed by Seller results in the assessment of additional taxes, penalties or interest for periods prior to Closing such additional taxes, penalties or interest shall be the obligation of Seller, and such obligation shall survive Closing.

14.	TITLE AND SURVEY APPROVAL

A.	Seller shall deliver to Buyer within fifteen (15) days after the Effective Date a Commitment for Title Insurance (the “Commitment”) and legible copies of all recorded instruments affecting the Property and recited as exceptions in the Commitment (the “exception documents”). Buyer shall have twenty (20) days after receipt of the last of such Commitment, exception documents and the hereinafter described Survey to make written objections to any matter shown in or on such Commitment, exception documents or survey to Seller. Buyer’s failure to a object within the time provided shall be a waiver of the right to object. If Buyer makes objections to the Commitment within the specified time period, Seller shall have fifteen (15) days form the date Seller receives the objections to notify Buyer in writing of which objections, if any, Seller is willing to cure. If Seller fails to respond, or if Seller refuses to cure any or all of Buyer’s objections, or if Seller is unable to eliminate Buyer’s objections on or before the expiration of thirty (30) days after Seller’s receipt of Buyer’s written objections, then Buyer shall have five (5) days in which to notify Seller in writing that it does not which to proceed with the sale contemplated in this Contract, in which event this Contract shall terminate at Buyer’s option and the Earnest Money shall be refunded to Buyer, or Buyer may accept such title as Seller can deliver. If Buyer fails to timely notify Seller of its election to terminate this Contract in accordance with this Paragraph 14.A, Buyer will be deemed to have waived its objections. Those exceptions which Buyer is deemed to have accepted or waived or to which Buyer fails to object shall be the “Permitted Exceptions.”

B.	No Abstract is to be furnished

15.	DEFAULT:

A.	In the event that performance of this Contract is tendered by Seller and the sale is not consummated through default on the part of Buyer at Closing, Seller as its sloe remedies, may terminate this Contract and receive the Earnest Money as liquidated damages, thereby releasing Buyer and Seller from this Contract, except for matter which expressly survive termination of this Contract as set out in this Contract.

B.	If Seller is unable through no fault of its own, within the time required, to deliver the Commitment, Buyer may either terminate this Contract and receive the Earnest Money as the sole remedy or extend the time for performance of an additional fifteen (15) days and the Closing Date shall be extended as necessary.

C.

If Seller fails to comply herewith for any other reason, Seller shall be in default, and Buyer as its sole remedies may terminate this Contract and receive the Earnest Money, thereby releasing Seller an Buyer from this Contract, except for matter which expressly survive termination of this Contract as set out in this Contract; or Buyer may obtain specific performance of this Contract; or pursue any other legal remedy to which Buyer may be entitled.

16.	ATTORNEY’S FEE: If Buyer, Seller or Escrow Agent is a prevailing party in any legal proceeding brought under or with relation to this Contract or transaction, such prevailing party shall be additionally entitled to recover court costs, reasonable attorneys’ fees and all other litigation expenses form the non-prevailing parties. This provision shall survive Closing or any termination of this Contract.

17.	ESCROW: The Earnest Money is deposited with Escrow Agent with the understanding that Escrow Agent is not (a) a party to this Contract and does not assume or have any liability for performance or non-performance of any party to this Contract, (b) liable for interest on the funds held unless required in Paragraph 5 and (c) liable for any loss of escrow funds caused by the failure of any banking institution in which such funds have been deposited unless such banking institution is acting as Escrow Agent. If both parties make demand for the payment of the Earnest Money, Escrow Agent has the right to require from all parties a written release of liability of Escrow Agent which authorized the disbursement of the Earnest Money. If only one party makes demand for payment of the Earnest money, Escrow Agent shall give notice to the other party of such demand. Escrow Agent is authorized and directed to honor such demand unless the other party objects to Escrow Agent in writing within thirty (30) days after Escrow Agent’s notice has been forwarded to the other party. At Closing, the Earnest Money shall be applied first to any cash down payment, then to Buyer’s closing costs and any excess refunded to Buyer. Any refund or payment of the Earnest Money under this Contract shall be reduced by the amount of any actual expenses incurred on behalf of the party receiving the Earnest Money, and Escrow Agent shall pay the same to the creditor entitled thereto. Notices under this Paragraph 17 must be sent by certified mail, returned receipt requested. Notices to escrow agent are effective upon receipt by escrow agent.

18.	SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS:

18.01	Seller’s Representative and Warranties. Seller hereby represents and warrants to, and covenants with, Buyer as to the Effective Date and at Closing that:

(a)	Seller is the legal fee simple titleholder of the Property and has good, indefeasible title to the Property free and clear of all liens, encumbrances, leases and agreements of any kind, except those exceptions of public record in Montgomery County, Texas (subject to the release of any such exceptions as is required pursuant to other provisions of this Contract).

(b)	The Property is not under lease.

(c)	There is no action, suit, proceeding or claim affecting the Property or any portion thereof or affecting Seller and relating to the ownership, operation, use of, occupancy of, the Property pending, or being prosecuted in any court or by or before any federal, state, county, or municipal department, commission, board, bureau or agency or other governmental entity or, to the knowledge of Seller, is any such action, suit, proceeding or claim threatened or asserted.

(d)	No attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief law have been filed by or to the best of Seller’s knowledge are contemplated against Seller or the Property or are pending by or against Seller or the Property; and

(e)	To the best of Seller’s knowledge, there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers.

(f)	To the best of Seller’s knowledge, there are (i) no condemnation or similar proceedings or any assessments pending or threatened affecting the Property, or any part thereof; or (ii) no contemplated public improvements in, about, or adjacent to the Land pending, threatened or contemplated by any governmental authority.

(g)	Seller has paid, through the current year, all taxes, charges, debts and other assessments due by the Seller with respect to the Property;

(h)	Seller has received no written notice of any existing condition with respect to the Property or its operation which violates any governmental code regulation, law, statute ordinance; or any restrictive covenant.

(i)	Except for City of Shenandoah, Texas, water and sewer tap fees, Seller is aware of no assessments by governmental agencies for matter already completed, including but not limited to, sewer, water lines and storm drainage systems completed prior to Closing, but which have not been assessed.

(j)	There is no litigation affecting the Property, and there is no pending or threatened litigation.

18.02.	Agreements of Seller.

From the Effective Date until the Closing Date or earlier termination of this Contract, Seller shall:

(a) Keep, maintain, and repair the Property in substantially its current condition and comply with all regulations, ordinances and restrictions affecting the Property;

(b) Not enter into any written or oral service contract or other agreement with respect to the Property except in the ordinary course of business that will not be fully performed by Seller on or before the Closing Date, or that will not cancelable by Buyer without liability on or after the Closing Date, without the prior written consent of Buyer;

(c) Advise Buyer promptly of any litigation, arbitration, administrative hearing or legislation before any governmental body or agency or by or with any other party of which Seller becomes aware, concerning or affecting the Property, which is instituted or threatened before, on or after the Effective Date.

(d) Not take, or omit to take, any action that would have the effect of violating any of the representations, warranties, covenants, and agreements of Seller contained in this Contract.

(e) Not enter into any lease or other occupancy agreement affecting the Property without the prior written consent of Buyer.

(f) Not file any restrictive covenants or impose, by grant or otherwise, any deed restrictions affecting the Property without the prior written consent of Buyer.

19.	USE CONDITIONS, UTILITIES AND FLOOD PLAIN:

Intentionally Deleted.

19.	INSPECTION PERIOD:

A.	BUYER’S RIGHT TO TERMINATE: Buyer may terminate this Contract for any reason, by giving written notice to Seller on or before ninety (90) days following the Effective Date of this Contract (the “Inspection Period”). Upon such termination, the Earnest Money and all interest earned thereon shall be refunded to Buyer, and such refund shall not be subject to satisfaction of any of the matters in Paragraph 20B below.

B.	ENTRY ONTO THE PROPERTY: Buyer and Buyer’s agents and inspectors may enter the Property before Closing to inspect it, subject to the following:

(1)	Buyer must deliver evidence to Seller that Buyer has insurance for its proposed inspection activities, in amounts and with coverages reasonably satisfactory to Seller;

(2)	Buyer may not unreasonably interfere with existing operations or occupants of the Property, if any;

(3)	Buyer must notify Seller in advance of Buyer’s plans to conduct tests so that Seller may be present during the tests;

(4)	If the property is altered because of Buyer’s inspection, Buyer must return the Property substantially to its condition as of the Effective Date promptly after the alteration occurs;

(5)	Buyer must deliver to Seller copies of all inspection reports that Buyer prepared or receives from third-party consultant or contractors within ten (10) days of their preparation or receipt; and,

(6)	Buyer must abide by any entry rules reasonably imposed by Seller.

C.	BUYER’S INDEMNITY OF SELLER: Buyer will indemnify, defend, and hold Seller harmless from any loss, attorney’s fees, expenses, or claims arising out of Buyer’s investigation of the Property, due to injury to persons or physical damage to Property, except for existing conditions discovered by Buyer’s inspection or due to the willful misconduct or negligence of Seller or Seller’s agents.

21.	CONDITIONS PRECEDENT TO CLOSING:

Buyer shall not be obligated to perform under this Contract unless all the representations, warranties, covenants, and agreements of Seller contained in this Contract are true and correct in all material respects as of the Effective Date and the Closing, and unless Seller, on or prior to the Closing, has met, complied with, and performed in all material respects all conditions or agreements on its part required by this Contract.

If the condition precedent set out in the preceding paragraph has not been satisfied, where applicable, or waived by Buyer, the Buyer may, by giving written notice to Seller, terminate this contract on or before the Closing. On Buyer’s termination, the Earnest Money and any interest accrued thereon shall be immediately returned to Buyer by the Title Company. If the Earnest Money is properly returnable to Buyer, then Seller, shall, on written request from Buyer, promptly issue instructions necessary to cause the Title Company to return to Buyer the Earnest Money.

22.	PROPERTY SURVEY:

SURVEY REQUIRED:

Within twenty (20) days after the Effective Date hereof, Seller shall cause to be delivered to Buyer, Seller and the Title Company at the expense of Seller a current survey of the Property, together with a metes and bounds or platted lot description, prepared by a Registered Professional Land Surveyor acceptable to the parties and the issuer of any Title Policy (the “Survey”). The surveyor shall certify to the Buyer, Seller and the Title Company that: (a) the Survey was made and staked on the ground and all corners are marked with permanent monuments; (b) the Survey shows the location of all improvements, highways, streets, roads, railroads, rivers, creeks or other waterways, fences, (and previous fences where there is evidence thereof on the ground), easements (visible and apparent easements as well as recorded easements), setback lines and rights-of-way on or adjacent to the Property with all easements and right-of-way referenced to their recording information; (c) there are no visible discrepancies, conflicts, or encroachments, except as shown on the survey plat; (d) the property does or does not lie in the 100-year Flood Plain, of if a portion lies within the Flood Plain, the Survey plat shall designate the location and area of the 100-year Flood Plain; (e) the survey is a true, correct, and accurate representation of the Property; (f) the Survey sets forth a metes and bounds description of the Property; and (g) that the Survey complies with the standards of a Category IA, Condition II survey as prescribed by the Texas Society of Professional Surveyors. If the legal description determined by the Survey differs from Paragraph 2 (or Exhibit “A” hereto), the survey description as approved by Buyer, Seller and the Title Company shall replace the description in Paragraph 2 and on Exhibit “A” hereto. The Surveyor shall certify the number of square feet contained within the Property after deduction for areas within the wetlands footage (as hereinafter defined), if any, the one hundred year flood plain as designated by the Federal Emergency Management Agency or the Army Corps of Engineers, if any, and any existing street, road, highway, easement, right-of-way building setback line imposed by plat or restrictive covenant and not imposed by ordinance or other law, statue or regulation, boundary dispute or encroachment on or affecting the Property (hereinafter referred to as “net square feet”).

Buyer, at its option and expense, may obtain a delineation of the wetlands on the Property, if any. The delineation must be approved in writing by the Army Corps of Engineers. The approved delineation must be made in such a manner that the delineated wetlands shall be reflected on the survey so that the surveyor preparing the survey is able to determine the number of square feet of the Property delineated as wetlands. The number of square feet of approved delineated wetlands is referred to as herein as “Wetlands Footage.” In the event that (i) Buyer does not obtain a delineation of wetlands on the Property approved by the Army Corps of Engineers on or before the expiration of the Inspection Period, or (ii) the approved delineation of wetlands obtained by Buyer indicates that there is no wetlands on the Property, or (iii) the approved delineated wetlands is not reflected on the survey so that the survey is able to determine the wetlands footage, then notwithstanding whether wetlands exist on the Property or not, there shall be no deduction with respect to wetlands for purposes of determining net square feet.

If the total number of square feet of land deducted by the surveyor for purposes of determining net square feet exceeds twenty-six thousand (26,000.) square feet, then Buyer shall have the right to terminate this Contract by written notice to the other party in which event the Earnest Money shall be refunded to Buyer and the parties released from any further liability hereunder.

23.	ASSIGNMENT: Buyer may not assign this Contract without the prior express written consent of Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign this Contract to any of its wholly owned subsidiaries or affiliated companies without the consent of Seller.

24.	“FOREIGN PERSON” FEDERAL TAX REQUIREMENT: Seller hereby states that is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

25.	NOTICES: All notices shall be in writing and shall be effective when mailed by certified mail return receipt requested to or delivered at or sent by facsimile transmission to the address shown below. Either party may change its address for notice by sending notice of such address change to other party in accordance with this Paragraph, and such change of address shall become effective 5 days after such notice is sent or delivered.

To Buyer:	Dynacq International, Inc.
4301 Vista Road
Pasadena, Texas 77504
Telephone: 713-378-2000
Facsimile: 713-378-3166
Attn: Irvin Gregory

With a copy to:	Hal R. Gordon, Esq.
1800 Bering, Ste 650
Houston, Texas 77057
Telephone: 713-974-0011
Facsimile: 713-974-0096

To Seller:	Vision Park Joint Venture
Attn: Jim Galloway
P.O. Box 7856
The Woodlands, Texas 77387-7856
Telephone: 936-321-8880
Facsimile: 936-321-8882

26.	TIME FOR ACCEPTANCE: The execution of this Contract by the first party constitutes an offer to buy or sell the Property. Unless the other party accepts by 5:00 p.m., in the time zone in which the Property is located, on or before August 30, 2002 the offer will lapse and become null and void at Buyer’s option.

27.	TIME FOR PERFORMANCE: Time is of the essence in this Contract and strict compliance with the times for performance is required. If the last day to perform under a provision of this Contract falls on a Saturday, Sunday, or legal holiday, the time for performance is extended until the next day which is not a Saturday, Sunday, or legal holiday.

28.	AGREEMENT OF PARTIES: This Contract contains the entire agreement of the parties and cannot be changed except by their written agreement. This Contract supercedes any prior understanding or written or oral agreements between the parties respecting the within subject matter or concerning the Property. This Contract shall be binding upon the legal representatives, successors or permitted assigns of the parties. Addenda which are a part of this Contract are: Exhibit “A” Property Description

29.	CONSULT YOUR ATTORNEY: This is intended to be a legally binding contract. READ IT CAREFULLY. If you do not understand the effect of any part of this Contract, consult you attorney BEFORE signing.

30.	SURVIVAL: The covenants, agreements, representations and warranties made by Seller in this Contract shall survive the Closing hereunder.

31.	SEVERABILITY AND VENUE: If any provision of this Contract is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully serverable, and this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part of the Contract. VENUE FOR ANY LEGAL ACTION ARISING OUT OF THIS CONTRACT SHALL BE IN MONTGOMERY COUNTY, TEXAS. This Contract is to be construed in accordance with the laws of the State of Texas.

32.	FACSIMILE COPIES: The parties hereto agree that an executed facsimile copy of this Contract or an amendment thereto shall be binding on the party executing and delivering this Contract or any amendment thereto by facsimile copy.

33.	COUNTERPARTS: If this Contract is executed in a number of identical counterparts each counterpart is an original and all counterparts, collectively, constitute one agreement.

34.	CONDEMNATION: If before Closing, condemnation proceedings are commenced against any part of the Property, Buyer may:

A.	terminate this Contract by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the Earnest Money will be refunded to Buyer; or

B.	appear and defend in the condemnation proceedings and any award will, at Buyer’s elections, belong to:

(1)	Seller and the Purchase Price will be reduced by the same amount; or

(2)	Buyer and the Purchase Price will not be reduced.

35.	INDEPENDENT CONSIDERATION:

Contemporaneously with the execution of this Contract, Buyer hereby delivers to Seller a check in the amount of $100.00 (“Independent Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive option to purchase the Property and for Seller’s execution and delivery of this Contract. The Independent Consideration is in addition to and independent of any other consideration or payment.

BUYER : Dynacq International, Inc.

By:	/s/ IRVIN T. GREGORY
Name:	Irvin T. Gregory
Title:	EVP Development
Date:	08-29-2002

SELLER: VISION PARK JOINT VENTURE

By:	/s/ JIM GALLOWAY
Name:	Jim Galloway
Title:	President
Date:	8-30-2002